                                                                   EXHIBIT 10.3

                                 [DELTA LOGO]

LEO F. MULLIN
Chairman and
Chief Executive Officer

                                 May 28, 2002


Mr. Robert L. Colman
Department 950
Atlanta


Dear Bob:


This letter will supplement the letter dated September 17, 1998 from myself to you (the "Letter") concerning your employment with Delta Air Lines, Inc. ("Delta"). We have agreed that in consideration of your continuing employment with Delta, the provision of the Letter that calls for the reduction of any nonqualified benefits from Delta by any qualified or nonqualified defined benefit retirement benefits from General Electric Company will be deleted. This will be accomplished by amending the Letter to delete the following sentence from page 4: "However, the benefit under the nonqualified plan will be reduced by the amount of any retirement benefits which you receive under any qualified or nonqualified defined benefit retirement plan of General Electric Company."

Bob, we look forward to your continuing employment with Delta. If the terms outlined above reflect your understanding of our agreement, please so indicate by signing the two original letters provided. Please keep one letter for your records and return the other to Leon Piper.


Sincerely,



/s/ Leo F. Mullin


Accepted:



/s/ Robert L. Colman
---------------------------------
Robert L. Colman
Date: 5/30/02
---------------------------------


cc:      Robert S. Harkey
         Leon A. Piper



  DELTA AIR LINES, INC., POST OFFICE BOX 20706, ATLANTA, GA 30320-6001 U.S.A.